Mail Stop 3561-CF/AD 11
      						October 25, 2005

Via U.S. Mail and Fax (972 3 972 6001)

Mr. Jacob Batchon, Financial Officer
Crow Technologies 1977 Ltd.
12 Kineret Street
Airport City, Israel

	RE:	Crow Technologies 1977 Ltd.
      Form 20-F for the fiscal year ended December 31, 2004
		Filed July 14, 2005
      File No. 0-13844

Dear Mr. Batchon:

      We have completed our review of the above filing and do not, at this time, have any further comments.


							Sincerely,


							Larry Spirgel
								Assistant Director



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